UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report	December 16, 2011

Village Super Market, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-2633	22-1576170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

733 Mountain Avenue
Springfield, New Jersey	07081
(Address of principal executive offices)	(Zip Code)

(973) 467-2200
Registrant’s telephone number, including area code:

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2011, John L. Van Orden was appointed to serve as the Controller and principal accounting officer by the Board of Directors.  The Company’s previous principal accounting officer, Kevin Begley, Chief Financial Officer, Treasurer and Director, continues to serve as the Company’s principal financial officer.

Mr. Van Orden, joined the Company from KPMG LLP, where he worked in the audit practice for the past nine years.  He is also a Certified Public Accountant in the states of New Jersey and New York.

Item 5.07. Submission of Matters to a Vote of Security Holders

The Company’s annual meeting of shareholders was held on December 16, 2011.  The following persons were elected as directors pursuant to the following votes:

The shareholders approved a proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. The vote totals were as follows: For – 50,449,189; Against – 6,937; Abstain – 4,362.

The shareholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers.  The vote totals were as follows: For – 28,962,609; Against – 6,103,009; Abstain – 206,808.

The shareholders approved, on an advisory basis, to vote on the compensation of the Company’s named executive officers every three years. The vote totals were as follows: 1 Year – 7,137,554; 2 Years– 4,538; 3 Years – 27,125,511; Abstain – 1,004,823. Although the vote was non-binding, the Company plans to hold an advisory vote on executive compensation every three years.

Item 8.01. Other Events

On December 16, 2011, the Company announced that its Board of Directors declared quarterly cash dividends of $0.25 per Class A common share and $0.1625 per Class B common share. The dividends will be payable on January 26, 2012 to shareholders of record at the close of business on January 5, 2012.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit No.	Description
99.1	December 16, 2011 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Village Super Market, Inc.

December 16, 2011	By:	/s/ Kevin R. Begley

Name: Kevin R. Begley
Title: Chief Financial Officer